Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 16, 2019, with respect to the consolidated financial statements of Perma-Pipe International Holdings, Inc. included in the Annual Report on Form 10-K for the year ended January 31, 2019, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Chicago, Illinois

April 16, 2019